Exhibit 2.1

                    AMENDMENT TO AGREEMENT AND PLAN OF MERGER


         THIS AMENDMENT TO AGREEMENT AND PLAN OF MERGER, dated as of January 26, 2006 (this "Amendment"), is made and entered into by and among WAVE WIRELESS CORPORATION, a Delaware corporation ("Parent"), WAVE ACQUISITION CORPORATION, a Nevada corporation ("Merger Sub"), and WAVERIDER COMMUNICATIONS INC., a Nevada corporation (the "Company"), with reference to the following facts:

         A. Parent, Merger Sub and the Company are parties to that certain Agreement and Plan of Merger, dated as of January 3, 2006 (the "Merger Agreement"). Capitalized terms used and not otherwise defined in this Amendment shall have the same respective meanings given to such terms in the Merger Agreement.

         B. Parent, Merger Sub and the Company desire to amend the Merger Agreement as set forth herein.

         NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Amendment to Section 1.5(a)(iii). Section 1.5(a)(iii) of the Merger Agreement is hereby amended and restated in its entirety as follows:

                  All of the Company's convertible debentures and all of the shares of Company Preferred Stock outstanding and held of record by Crescent immediately prior to the Effective Time shall be converted into the right to receive a number of shares of Parent Preferred Stock and warrants to purchase a number of shares of common stock, par value $0.0001 per share, of Parent (the "Parent Common Stock") in accordance with the terms and conditions set forth in that certain Amendment Agreement, dated as of January 26, 2006, by and between Crescent and the Company.

2. Amendment to Section 1.5(a)(iv). Section 1.5(a)(iv) of the Merger Agreement is hereby amended and restated in its entirety as follows:

                  Except as provided in clauses (i) and (ii) above and subject to Sections 1.5(b), (c), (d) and (e), each share of Company Common Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive a number of shares of Parent Common Stock equal to the Exchange Ratio (as defined herein) such that the total number of shares of Parent Common Stock issued or issuable in connection with the Merger (including, without limitation, the shares of Parent Common

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                  Stock issuable upon (A) exercise of all Company Options and
                  Company Warrants assumed by Parent pursuant to Section 1.5(f), and (B) conversion and exercise of all Parent Preferred Stock and warrants to purchase Parent Common Stock issued to Crescent pursuant to Section 1.5(a)(iii)) (collectively, the "Merger Consideration"), shall equal fifty-percent (50%) of Parent's Fully Diluted Shares Outstanding immediately after the Effective Time. By way of example, as of the date hereof and based upon the Fully Diluted Shares Outstanding of Parent and the Fully Diluted Shares Outstanding of the Company, each as set forth on Schedule 1.5, the "Exchange Ratio" shall initially be 1.2179, subject to adjustment at the Closing as provided in Sections 1.5(b) and (c).

3. Amendment to Section 4.17(a). Section 4.17(a) of the Merger Agreement is hereby amended and restated in its entirety as follows:

                  [RESERVED]

4. Amendment to Definition of "Parent Preferred Stock". The definition of the term "Parent Preferred Stock" in Article VII of the Merger Agreement is hereby amended and restated in its entirety as follows:

                  "Parent Preferred Stock" means one or more series of preferred stock, par value $0.0001 per share, of Parent which shall be convertible into shares of Parent Common Stock and have such other rights, preferences and privileges as may be mutually acceptable to Parent, the Company and Crescent.

5. Effect. Except as and to the extent amended by this Amendment, the Merger Agreement shall remain in full force and effect.

6. Counterparts. This Amendment may be executed in two or more counterparts and via facsimile, each of which shall be considered an original instrument, but all of which together shall be considered one and the same agreement, and shall become binding when one or more counterparts have been and executed and delivered by each of the parties hereto.

                            [SIGNATURE PAGE FOLLOWS]



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         IN WITNESS WHEREOF, the parties hereto have duly executed this
Amendment as of the date first above written.

                        "Company"

                        WAVERIDER COMMUNICATIONS INC., a Nevada corporation

                        By:      /s/ Charles W. Brown
                            ---------------------------------------------
                        Name:    Charles W. Brown
                        Title:   Chief Executive Officer



                        "Parent"

                        WAVE WIRELESS CORPORATION, a Delaware corporation

                        By:      /s/Daniel W. Rumsey
                            ---------------------------------------------
                        Name:    Daniel W. Rumsey
                        Title:   Acting Chief Executive Officer



                        "Merger Sub"

                        WAVE ACQUISITION CORPORATION, a Nevada corporation

                        By:      /s/ Daniel W. Rumsey
                            -----------------------------------------------
                        Name:    Daniel W. Rumsey
                        Title:   Chief Executive Officer